Exhibit 10.1.2

PETMED EXPRESS, INC.
2024 INDUCEMENT INCENTIVE PLAN
PERFORMANCE STOCK UNIT AWARD

[PARTICIPANTID]
[FIRSTNAME] [LASTNAME]

Dear [NAME]:

You have been granted an award of Performance Stock Units (this “Award”) of PetMed Express, Inc. (the “Company”) under the PetMed Express, Inc. 2024 Inducement Incentive Plan (the “Plan”), effective as of the Grant Date, with the terms and conditions set forth below. Capitalized terms used in this Award and not defined shall have the meanings given in the Plan.

Grant Date:	[GRANT DATE]

Number of Performance Stock Units:	[NUMBER OF PSUs]

Performance Period:	[______] through [_____].

Earning of Performance Stock Units:	The performance metric that will determine the number of Performance Stock Units you earn will be [INSERT PERFORMANCE GOAL], measured over the Performance Period, as described below.

The number of Performance Stock Units earned will be determined as follows:

	Level of Performance Goal Achievement for the Performance Period	Percentage of Performance Stock Units Earned

[The number of Performance Stock Units earned for performance goal achievement between the levels indicated above will be linearly interpolated between the corresponding percentages of Performance Stock Units earned indicated above.]

Any Performance Stock Units that are earned based on achievement of the performance goal set forth above will be earned on the date that the Administrator certifies that the applicable performance goal has been reached (the “Vesting Date”). Any Performance Stock Units that are not earned by the Vesting Date shall be forfeited as of such day.

If your employment or service with the Company and its Affiliates terminates (voluntarily or involuntarily) before the Vesting Date for any reason other than due to your death or Disability, all then-unearned Performance Stock Units will be immediately and automatically forfeited on the date of such termination. If your employment or service with the Company and its Affiliates terminates before the Vesting Date due to your death or Disability, the Performance Stock Units will immediately be deemed earned in full.

Notwithstanding the terms of Section 18 of the Plan, the Performance Stock Units will not vest upon a Change of Control unless the Administrator, in connection with such Change of Control, expressly provides for the vesting of such Performance Stock Units.

Settlement of Performance Stock Units:	As soon as practicable after your Performance Stock Units are earned due to achievement of the performance goal set forth above or as a result of the termination of your employment or service due to your death or Disability (but in no event than two-and-one-half months from the end of the fiscal year in which the Vesting Date or such termination occurs), the Company will settle such earned Performance Stock Units by issuing in your name certificate(s) or making an appropriate book entry for a number of Shares equal to the number of Performance Stock Units that have been earned.

Transferability of Performance Stock Units:	You may not sell, transfer or otherwise alienate or hypothecate this Award or any of your Performance Stock Units until they have been earned. In addition, by accepting this Award, you agree not to sell any Shares acquired under this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale. The Company also may require you to enter into a stockholder’s agreement that will include additional restrictions on the transfer of Shares acquired under this Award.

Rights as Stockholder:	You will not be deemed for any purposes to be a stockholder of the Company with respect to any of the Performance Stock Units (including with respect to voting or dividends) unless and until a certificate for Shares is issued or a book entry made for Shares following the Performance Stock Units being earned.

Market Stand-Off:	In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award without the prior written consent of the Company. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.

Taxes:	You understand that you (and not the Company or any Affiliate) shall be responsible for your own federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Award. You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.

To the extent that the receipt, earning or settlement of the Performance Stock Units, or other event, results in income to you for federal, state or local income tax purposes, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt, earning, settlement or other event, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations. If you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations.

To the extent permitted by the Company at the time a tax withholding requirement arises, you may satisfy the withholding requirement in whole or in part, by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you upon settlement having an aggregate Fair Market Value on the date the tax is to be determined equal to the tax that the Company must withhold in connection with the earning or settlement of such Performance Stock Units; provided that the amount so withheld shall not exceed the maximum statutory rate to the extent necessary to avoid an accounting charge. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the applicable earning or settlement date. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Recoupment:	If the Administrator determines that recoupment of incentive compensation paid to you pursuant to this Award is required under any law or any recoupment or recovery policy of the Company, then this Award will terminate immediately on the date of such determination to the extent required by such law or recoupment or recovery policy and the Administrator may recoup any such incentive compensation in accordance with such recoupment or recovery policy or as required by law. The Company shall have the right to offset against any other amounts due from the Company to you the amount owed by you hereunder and any withholding amount tendered by you with respect to any such incentive compensation.

Miscellaneous:
•Neither the Plan nor the grant of this Award shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of the Company or any of its Affiliates for any period of time, or at any particular rate of compensation.

•The Plan and this Award constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between you and the Company with respect to the subject matter hereof. You expressly warrant that you are not accepting this Award in reliance on any promises, representations, or inducements other than those contained herein.

•By accepting the grant of the Performance Stock Units, you agree not to sell any Shares acquired in connection with the Performance Stock Units other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale.

•As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Award or the Plan and any determination made by the Administrator pursuant to this Award shall be final, binding and conclusive.

•Subject to the terms of the Plan, the Administrator may modify or amend this Award without your consent as permitted by Section 15(c) of the Plan or: (i) to the extent such action is deemed necessary by the Administrator to comply with any applicable law or the listing requirements of any principal securities exchange or market on which Shares are then traded; (ii) to the extent the action is deemed necessary by the Administrator to preserve favorable accounting or tax treatment of this Award for the Company; or (iii) to the extent the Administrator determines that such action does not materially and adversely affect the value of this Award or that such action is in the best interest of you or any other person who may then have an interest in this Award.

•This Award may be executed in counterparts.

This Award is granted under and governed by the terms and conditions of the Plan. The terms of the Plan to the extent not stated herein are expressly incorporated herein by reference and in the event of any conflict between this Award and the Plan, the terms of the Plan shall govern, control and supersede over the provisions of this Award.

BY ACCEPTING THIS AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

PETMED EXPRESS, INC.                    PARTICIPANT

By:                                ___________________________
    [EXECUTIVE]                        [EMPLOYEE]
    [POSITION]

    Date:
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